Grant Park Fund Weekly Commentary

For the Week Ended July 8, 2011

Current Month Rolling Performance* Rolling Risk Metrics* (Aug 2006 - Jul 2011)

Class	Week ROR	MTD ROR	YTD ROR	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	1.5%	1.7%	-6.3%	5.7%	-1.5%	4.3%	5.5%	4.3%	12.4%	-16.4%	0.4	0.5
B**	1.5%	1.6%	-6.6%	5.1%	-2.2%	3.6%	N/A	3.6%	12.4%	-17.1%	0.3	0.4
Legacy 1***	1.6%	1.7%	-5.2%	7.4%	N/A	N/A	N/A	-1.2%	11.5%	-10.9%	-0.1	-0.1
Legacy 2***	1.5%	1.7%	-5.4%	7.0%	N/A	N/A	N/A	-1.5%	11.5%	-11.1%	-0.1	-0.2
Global 1***	1.5%	1.8%	-5.9%	3.6%	N/A	N/A	N/A	-3.2%	10.8%	-13.3%	-0.2	-0.4
Global 2***	1.5%	1.8%	-6.0%	3.3%	N/A	N/A	N/A	-3.6%	10.8%	-13.5%	-0.3	-0.4
Global 3***	1.5%	1.8%	-7.0%	1.6%	N/A	N/A	N/A	-5.3%	10.8%	-14.6%	-0.5	-0.6

S&P 500 Total Return Index****	0.4%	1.8%	7.9%	24.4%	4.2%	3.2%	3.0%	3.2%	17.9%	-50.9%	0.3	0.2
Barclays Capital U.S. Long Gov Index****	2.0%	1.7%	4.1%	0.7%	6.6%	7.2%	6.7%	7.2%	11.2%	-12.3%	0.7	1.1

* Performance metrics are calculated using month-to-date performance estimates. All performance data is subject to verification.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	34%					33%
Energy	13%	Short	Natural Gas	3.6%	Short	13%	Short	Natural Gas	3.9%	Short
			Brent Crude Oil	3.1%	Long			Brent Crude Oil	2.9%	Long
Grains/Foods	10%	Long	Sugar	2.5%	Long	9%	Long	Sugar	2.3%	Long
			Wheat	2.2%	Short			Wheat	2.1%	Short
Metals	11%	Long	Gold	3.4%	Long	11%	Long	Gold	3.2%	Long
			Aluminum	2.7%	Short			Aluminum	2.8%	Short
FINANCIALS	66%					67%
Currencies	31%	Short $	Australian Dollar	3.4%	Long	30%	Short $	Australian Dollar	3.7%	Long
			Euro	2.4%	Long			Canadian Dollars	2.5%	Long
Equities	16%	Long	S&P 500	3.7%	Long	17%	Long	S&P 500	4.2%	Long
			Dax Index	2.5%	Long			Dax Index	2.8%	Long
Fixed Income	19%	Long	U.S. 10-Year Treasury Notes	2.8%	Long	20%	Long	U.S. 10-Year Treasury Notes	3.5%	Long
			Bunds	2.4%	Long			Bunds	2.5%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

Natural gas markets dipped as uncertainty regarding the outcome of the upcoming U.S. Energy Information Administration data caused investors to liquidate positions. Crude oil prices rose after reports from the American Petroleum Institute showed a larger-than-expected draw from domestic inventories.

Grains/Foods

Wheat prices rallied in excess of 11% as speculators predicted increased demand from biofuel and livestock producers. Also adding to the gains in the wheat markets were reports of damaging weather fronts moving through the Midwest. Sugar markets also firmed, driven higher by data showing production forecasts below previous estimates.

Metals

Copper prices rallied as industry reports showed recent declines in Chinese inventories. Upward moves were slightly offset by concerns regarding further tightening of Chinese credit markets. Precious metals markets also moved higher as monthly U.S. unemployment reports failed to provide bullish support for U.S. growth prospects. Also adding to gains in the gold and silver markets was a credit downgrading of Portuguese debt.

Currencies

The re-classification of Portuguese debt to "junk" status put heavy pressure on the euro and offered support to the U.S. dollar. Weak U.S. factories data also played a role in moving the dollar higher against counterparts. The New Zealand dollar also posted profits due to strength in the commodities and Asian equity markets.

Equities

Japanese equity markets moved steadily higher last week because of better-than-expected manufacturing data and speculation that the nation's economy could bounce back earlier than expected from the recent earthquake. Despite improving sentiment surrounding the Greek economy, European equity markets fell sharply as the Portuguese debt ails re-emerged. Investors liquidating riskier assets ahead of the monthly U.S. unemployment report furthered declines in the Eurozone.

Fixed Income

Ailing Eurozone sovereign debt markets supported demand for U.S. Treasuries, moving prices higher. With the recent downgrading of Portuguese debt, investors feared possible contagion to other parts of Europe, causing them to seek more risk-averse assets in the U.S. debt markets.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.